UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 7, 2021

HERITAGE COMMERCE CORP

(Exact name of registrant as specified in its charter)

California	000-23877	77-0469558
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

224 Airport Parkway, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (408) 947-6900

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, No Par Value	HTBK	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 8.01. Other Events

Heritage Bank of Commerce (the “Bank”), a bank subsidiary of Heritage Commerce Corp (the “Company”) has entered into a settlement agreement, dated July 7, 2021 with Christina Lovato, the Chapter 7 Trustee (“Trustee”) of four debtors (collectively, the “DC Solar Debtors”) in bankruptcy (In re Double Jump, Inc., USBC No. BK-19-50102 (D. Nev. and others). The Trustee had threatened litigation against the Bank.

The Trustee has commenced adversary complaints against more than 40 entities alleging that in some manner they are responsible for the actions of former principals of the debtor entities (Jeff and Diana Carpoff) who created an investment scheme that allegedly resulted in substantial financial losses.

The Bank settled all claims of the Trustee against the Bank, its affiliates, past and current employees, including all direct and derivative claims arising out of the Bank’s allegedly negligent handling, supervision and management of depository accounts that were maintained for the DC Solar Debtors and related investment funds. The Bank has denied all liability. The Bank received a full and complete release of the Trustee’s claims. The settlement is subject to Bankruptcy Court approval.

The Bank considers the settlement to be an insured event subject to reimbursement by liability insurance. The Bank reserved $4 million toward the settlement amount in the second quarter of 2021 as a noninterest expense, and the Bank will pursue reimbursement from its insurance carriers. All legal fees incurred in connection with the Trustee action and the settlement agreement have been expensed to date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: July 7, 2021

Heritage Commerce Corp

By:	/s/ Lawrence D. McGovern
Lawrence D. McGovern
Executive Vice President and Chief Financial Officer

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